As filed with the Securities and Exchange Commission on November 25, 1997

                           Registration No. 333-_____


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                           BRAZOS SPORTSWEAR,  INC.
            (Exact name of registrant as specified in its charter)

         DELAWARE                                             91-1770931
(State or Other Jurisdiction                               (I.R.S. Employer
of Incorporation or Organization)                         Identification No.)

                             4101 FOUNDERS BOULEVARD
                               BATAVIA, OHIO 45103
                    (Address of Principal Executive Offices)

                             BRAZOS SPORTSWEAR, INC.
                               1997 INCENTIVE PLAN
                            (Full Title of the Plan)


      Name, Address and Telephone             Copy of Communications to:
     Number of Agent for Service:

          F. CLAYTON CHAMBERS                      RICHARD L. WYNNE
        BRAZOS SPORTSWEAR, INC.                 PORTER & HEDGES, L.L.P.
        4101 FOUNDERS BOULEVARD            700 LOUISIANA STREET, SUITE 3500
          BATAVIA, OHIO 45103                  HOUSTON, TEXAS 77002-2370
            (513) 753-3400                          (713) 226-0600


                         CALCULATION OF REGISTRATION FEE
==================================================================================================================
                                                          PROPOSED MAXIMUM       PROPOSED
                                             AMOUNT TO        OFFERING       MAXIMUM AGGREGATE        AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED       BE REGISTERED   PRICE PER SHARE     OFFERING PRICE     REGISTRATION FEE
==================================================================================================================
Common Stock, par value $.001 per share       750,000         $9 3/16            $6,890,625             $2,089
==================================================================================================================

(1) Also registered hereunder is an indeterminate number of shares of Common Stock issuable as a result of the anti-dilution provisions of the Plan and an automatic quarterly adjustment mechanism provided thereunder.

(2) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the Common Stock on the Nasdaq National Market on November 19, 1997, $9 3/16. Pursuant to Rule 457(h), the registration fee is calculated with respect to the maximum number of the registrant's securities issuable under the Plan.

                                   PART  II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The contents of the following documents filed by Brazos Sportswear, Inc., a Delaware corporation (the "Company" or "Registrant"), with the Securities and Exchange Commission ("Commission") are incorporated into this registration statement ("Registration Statement") by reference:

     (i) the Company's annual report on Form 10-K for the year ended December 31, 1996, as filed on March 18, 1997, as amended by the Company's Form 10-K/A as filed on May 1, 1997;

     (ii) the Company's quarterly reports on Form 10-Q for the quarters ended March 29, 1997, June 28, 1997 and September 27, 1997, as filed on May 19, 1997, August 11, 1997 and November 12, 1997, respectively; and

    (iii) the Company's reports on Form 8-K as filed on March 17, 1997 (as amended by Form 8-K/A filed May 12, 1997), May 19, 1997, July 16, 1997 and October 13, 1997.

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. The Company will provide without charge to each participant in the Company's 1997 Incentive Plan, upon written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference) of any or all of the documents incorporated by reference pursuant to this Item 3.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

      In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

      The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

      The Restated Certificate of Incorporation and Bylaws, as amended, of the Company require it to indemnify its directors to the fullest extent authorized by the Delaware General Corporation Law or any other applicable law in effect, but if such statute or law is amended, the Company may change the standard of indemnification only to the extent that such amended statute or law permits the Company to provide broader indemnification rights to its directors. The Company's Restated Certificate of Incorporation, as amended, limits the personal liability of a director to Brazos Delaware or its stockholders to damages for breach of the director's fiduciary duty.

      The above discussion of the Company's Restated Certificate of Incorporation and Bylaws, as amended, and Delaware statutes is not intended to be exhaustive and is qualified in its entirety by such Certificate, Bylaws and statutes.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS


 EXHIBIT
   NO.                             DESCRIPTION
---------                       ------------------

      4.1   1997 Incentive Plan effective as of July 2, 1997 (filed herewith).

      5.1 Opinion of Porter & Hedges, L.L.P. with respect to legality of securities (filed herewith).

      23.1  Consent of Arthur Andersen LLP (filed herewith).

      23.2  Consent of Price Waterhouse LLP (filed herewith).

      23.3  Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

      24.1 Power of Attorney (included on signature page of this Registration Statement).


ITEM 9.  UNDERTAKINGS

      (a)UNDERTAKING TO UPDATE

         The undersigned registrant hereby undertakes:

         (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

            (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

            (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

         (2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)UNDERTAKING WITH RESPECT TO DOCUMENTS INCORPORATED BY REFERENCE

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (c)UNDERTAKING WITH RESPECT TO INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Ford Taylor and F. Clayton Chambers, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or caused to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 25th day of November, 1997.

                                          BRAZOS SPORTSWEAR, INC.

                                          By:      /s/ J. FORD TAYLOR
                                              J. Ford Taylor, President and
                                                 Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on this 25th day of November, 1997.


              SIGNATURE                                    TITLE

         /s/ J. FORD TAYLOR                President, Chief Executive Officer
           J. Ford Taylor                  and Director

       /s/ F. CLAYTON CHAMBERS             Vice President, Chief Financial
         F. Clayton Chambers               Officer, Treasurer, Secretary and
                                           Director

         /s/ RANDALL B. HALE               Director and Chairman of the Board
           Randall B. Hale

        ____________________               Director
          Alan B. Elenson

         /s/ NOLAN LEHMANN                 Director
           Nolan Lehmann

      /s/ MICHAEL S. CHADWICK
        Michael S. Chadwick                Director

                                INDEX TO EXHIBITS

 EXHIBIT
   NO.                             DESCRIPTION
---------                       ------------------

      4.1   1997 Incentive Plan effective as of July 2, 1997 (filed herewith).

      5.1 Opinion of Porter & Hedges, L.L.P. with respect to legality of securities (filed herewith).

      23.1  Consent of Arthur Andersen LLP (filed herewith).

      23.2  Consent of Price Waterhouse LLP (filed herewith).

      23.3  Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

      24.1 Power of Attorney (included on signature page of this Registration Statement).